Exhibit 99.1

Executive Base Salaries and Target Award Amounts under Red Hat, Inc.’s Executive Variable Compensation

Plan for the Fiscal Year Ending February 28, 2019

Name of Executive	Base Salary (expected to be effective in June 2018)	FY2019 EVCP Target Award Amount
James M. Whitehurst	$1,100,000	$1,650,000
Eric Shander	$550,000	$550,000
Paul Cormier	$700,000	$700,000
Arun Oberoi	$575,000	$575,000
Michael Cunningham	$500,000	$400,000